EXHIBIT 99.1

Hughes Supply, Inc.                                   [Hughes Supply, Inc. logo]
Corporate Office
One Hughes Way
Orlando, FL  32805

MEMORANDUM


TO:    All Hughes Supply Employees

FROM:  Tom Morgan, President & CEO

DATE:  February 14, 2006

RE:    Hart-Scott-Rodino Announcement

--------------------------------------------------------------------------------

Today's Hart-Scott-Rodino announcement shows that The Home Depot(R) acquisition is moving forward and that we are one step closer to closing the merger with The Home Depot Supply business. With this announcement of the expiration of the waiting period under U.S. antitrust laws, we have cleared a major regulatory hurdle. The next step is to file our definitive proxy statement and obtain shareholder approval. We expect the merger to close by the end of our first fiscal quarter, April 30, 2006.

Our integration teams continue to meet to discuss how we can best plan for the integration. We are building solid working relationships with our professional counterparts at The Home Depot Supply.

I understand that going through this process can be distracting. There are many questions that have yet to be answered, and as soon as we can communicate those answers to you, we will. Please continue to stay focused on achieving our day-to-day business goals, and thank you again for all of your support.

ACTION: Please share this information with all Hughes Supply employees.

In connection with the proposed merger, Hughes Supply has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and other documents filed by Hughes Supply at the Securities and Exchange Commission's Web site at http://www.sec.gov. The preliminary proxy statement and such other documents may also be obtained for free from Hughes Supply by directing such request to Hughes Supply, Attention: Investor Relations, telephone: (407) 822-2139.

Hughes Supply and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Hughes Supply's participants in the solicitation is set forth in Hughes Supply's preliminary proxy statement dated January 27, 2006, for its 2006 Special Meeting of Shareholders, relating to the merger.